Exhibit 10.28

CONFIDENTIALITY, NON-COMPETE AND ASSIGNMENT OF INVENTIONS AGREEMENT

This CONFIDENTIALITY, NON-COMPETE AND ASSIGNMENT OF INVENTIONS AGREEMENT (“Agreement”) is between Vapotherm, Inc., a Delaware corporation with a principal place of business at 100 Domain Drive, Exeter, NH 03833 (the “Company”) and ______________ (“Employee”).

In consideration of the Employee’s employment or continued employment by the Company, Employee’s participation in the Company’s bonus plan(s) and/or equity plan(s), Employee’s receipt of bonuses and/or equity awards, Employee’s eligibility for promotions and increases in compensation, Employee’s access to and provision with Confidential Information and Trade Secrets belonging to the Company and/or any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, the Company (collectively, its “Affiliates”), and for other good and sufficient consideration, Employee hereby agrees, as follows:

1.Assignment of Inventions.

(a) As used in this Agreement, the term “Inventions” includes, without limitation, electronic designs, hardware and software creations, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, concepts, techniques, methods, systems, designs, circuits, cost data, computer programs, development or experimental work, work in progress, ideas and copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

(b) Without further compensation, Employee hereby agrees promptly to disclose to the Company, and Employee hereby assigns and agrees to assign to the Company or its designee, Employee’s entire right, title, and interest in and to all Inventions (as defined herein) which: (a) pertain to any line of business activity of the Company and/or its Affiliates, (b) are aided by the use of time, equipment, supplies, materials, facilities, services, or trade secrets of the Company and/or its Affiliates, or (c) relate  to any of Employee’s work during employment. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that Employee now or hereafter may have for infringement for any Inventions so assigned to the Company. If in the course of employment,  Employee uses in or incorporates into or permits the Company to use in or incorporate into a released or unreleased product, program, process, or machine of the Company and/or its Affiliates, an invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have an exclusive royalty- free, irrevocable, worldwide license to make, have made, use, and sell that invention without  restriction as to the extent of Employee’s ownership or interest. No rights are hereby conveyed in Inventions, if any, made by Employee prior to employment which are identified on Schedule A hereto or in Inventions to which the Company enjoys no claim under applicable law.  If no Schedule A is attached or no Inventions are identified on Schedule A, Employee represents and agrees that there are no prior Inventions.

Exhibit 10.28

(c) Employee agrees to perform, at Company expense, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist the Company and/or its Affiliates, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. If Employee does not cooperate fully in signing documents, Employee hereby authorizes Company to execute on Employee’s behalf as Employee’s attorney in fact for the limited purpose of perfecting the Company’s rights in such Inventions, as if Employee had signed the same himself or herself, any and all documents which are reasonably necessary to perfect the Company’s rights in such Inventions.

2.Confidential Information and Trade Secrets.

(a) Employee agrees that during the course of employment with the Company, Employee has and will come into contact with and learn various forms of Confidential Information and Trade Secrets, which are the property of the Company and/or its Affiliates.  This information relates to the Company and/or its Affiliates, their products, services, customers, vendors, data, and employees.  As used in this Agreement, the term “Confidential Information” includes, without limitation: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, research and development projects, investigations, experiments, clinical data, clinical trials, new business development, sketches, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, manufacturing know-how, data processing programs, artificial intelligence platforms, software, software codes, algorithms, and computer models; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the  customers of the Company and/or its Affiliates, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the financial arrangements between such customers and the Company and/or its Affiliates, specific customer needs and requirements, and leads and referrals to prospective customers; (iv) supplier or vendor information, such as the identity of the suppliers and vendors of the Company and/or its Affiliates, their names and addresses, the names of representatives of the suppliers or vendors of the Company and/or its Affiliates that are responsible for entering into contracts with the Company and/or its Affiliates, the financial arrangements between the such suppliers or vendors of the Company and/or its Affiliates, specific supplier or vendor needs and requirements, and leads and referrals to prospective suppliers or vendors; and (v) personnel information, such as the identity and number of the other employees, consultants and contractors of the Company and/or its Affiliates, their salaries, bonuses, benefits, skills, qualifications, and abilities.  As used in this Agreement, “Trade Secrets” are items of Confidential Information that meet the requirements of applicable federal or state trade secret law.  Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company and/or its Affiliates at their great effort and expense.  Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

Exhibit 10.28

(b) Employee acknowledges and agrees that the Company and/or its Affiliates are engaged in a highly competitive business and that their competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company and/or its Affiliates at great effort and expense.  Employee further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information or Trade Secrets, other than in connection with the  business of the Company and/or its Affiliates or as specifically authorized by the Company, will be highly detrimental to the Company and/or its Affiliates, and that serious loss of business and pecuniary damage may result therefrom.

(c) Accordingly, Employee agrees, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of an officer or Vice President of the Company, Employee will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information or Trade Secrets.  Nothing in this Agreement is intended to prohibit Employee from discussing with other employees, or with third parties who are not future employers or competitors of the Company and/or its Affiliates, Employee’s wages, hours or other terms and conditions of employment. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Employee further agrees to deliver to the Company, immediately upon separation from employment and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever or otherwise relating to the business of the Company and/or its Affiliates; (ii) lists of customers, or leads or referrals to prospective customers, of the Company and/or its Affiliates; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company and/or its Affiliates that Employee may then possess or have under his or her control.  For any equipment or devices owned by Employee on which proprietary information of the Company and/or Affiliates is stored or accessible, Employee shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed.  Employee expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

3.Non-Competition.

(a) Employee acknowledges and agrees that the Company and/or its Affiliates are engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Information and Trade Secrets, engaging in a business which is directly competitive with the Company and/or its Affiliates will cause them great and irreparable harm.

Exhibit 10.28

(b) Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of twelve (12) months after such employment ends, whether voluntarily or involuntarily, Employee will not, without the express written consent of an officer or Vice President of the Company, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) held by Employee with the Company within the last two years of employment with the Company, by any company or entity engaged in such segment(s) of the Business of the Company and/or its Affiliates for which Employee had responsibility or about which Employee had knowledge of or access to Confidential Information and Trade Secrets while employed by the Company.  For purposes of this Agreement, the “Business” of the Company and/or its Affiliates means the provision of medical products, software, and/or services, including but not limited to medical products, software, and/or services to support, treat, monitor, and/or manage patients’ respiratory needs. In recognition of the national nature of such Business, which includes the intended sale and/or sale of products and services nationwide, this restriction shall apply to any state in which the employee worked in the last two years, any state contiguous to those states, and throughout the United States.

4.Non-Solicitation Of Customers.

(a) Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with a significant number of customers of the Company and/or its Affiliates (including but not limited to hospitals; hospital systems; group purchasing organizations; integrated delivery networks; durable medical equipment companies; medical distribution companies; government, private, and self-insured health insurance providers; and individuals such as physicians, respiratory therapists, and nurses, in their individual capacities or through their private medical practices) and prospective customers, and will have access to Confidential Information and Trade Secrets regarding the customers and prospective customers of the Company and/or its Affiliates and related information, including but not limited to information regarding customer contacts and representatives, customer needs and requirements and financial arrangements with customers.  Employee acknowledges and agrees that any and all goodwill that he or she develops with any customers or prospective customers shall be the sole, exclusive and permanent property of the Company and/or its Affiliates, and shall continue to be such after the termination of Employee’s employment, whether voluntarily or involuntary.

(b) Consequently, Employee covenants and agrees that for a period of twelve (12) months after employment with the Company ends, whether voluntarily or involuntarily, Employee will not directly or indirectly service, accept business from, or solicit customers or prospective customers of the Company and/or its Affiliates for the purpose of selling products and services of the type for which Employee had responsibility or knowledge of or access to Confidential Information and Trade Secrets while employed by the Company.  This restriction shall apply only to those customers or prospective customers of the Company and/or its Affiliates with whom Employee had contact during the two (2) years prior to the termination of his or her employment from the Company.  For the purposes of this Section, the term “contact” means interaction between Employee and the customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company and/or its Affiliates.  For purposes of this Section, the term “contact” with respect to a “prospective” customer means interaction between Employee and a potential customer of the Company and/or its Affiliates which takes place to obtain the business of the potential client on behalf of the Company and/or its Affiliates.

Exhibit 10.28

5.Non-Solicitation Of Employees, Contractors, Consultants, Suppliers and Vendors.

(a)Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees, contractors, consultants, suppliers and vendors of the Company and/ or its Affiliates, Employee has and will come into contact with and acquire Confidential Information and Trade Secrets regarding other employees, contractors, consultants, suppliers and vendors of the Company and/or its Affiliates, and will develop relationships with those employees, contractors, consultants, suppliers and vendors.

(b)Accordingly, Employee covenants and agrees that for so long as Employee is employed by the Company and for a period of twelve (12) months after such employment ends, whether voluntarily or involuntarily, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee, contractor, consultant, supplier or vendor of the Company and/or its Affiliates to leave employment with or service to the Company and/or its Affiliates, or diminish their services to the Company and/or its Affiliates.  This restriction shall apply only to those employees, contractors, consultants, suppliers and vendors of the Company and/or its Affiliates with whom Employee came into contact during the last two (2) years of his or her employment with the Company.

6.Conflicts of Interest. During employment with the Company, Employee may not use his or her position, influence, knowledge of Confidential Information or Trade Secrets or the assets of the Company and/or its Affiliates for personal gain, except as specifically provided in this Agreement.  A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and the express written approval of an officer or Vice President of the Company, is strictly prohibited during employment with the Company.

7.Exclusion from Healthcare Programs. Employee represents and warrants that Employee is not: (i) excluded, suspended, or debarred from participating in Medicare, Medicaid, or any federal, state or local health care program, or any international equivalent (collectively, “Healthcare Program”), or (ii) under investigation for any action that might result in Employee’s exclusion, suspension, or debarment from participating in any Healthcare Program. Employee agrees to notify the Company immediately upon notice to Employee relating to Employee’s exclusion, suspension, or debarment from any Healthcare Program or any investigation that might result in the same.

8.Enforcement.  Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company and/or its Affiliates, and that any breach of this Agreement will result in irreparable and continuing harm to the Company and/or its Affiliates, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach or anticipatory breach of this Agreement by Employee, the parties agree that the Company and/or its Affiliates shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.  In addition, in the event of any breach or anticipatory breach of this Agreement by Employee, any grant of temporary, preliminary, or permanent injunctive relief, against Employee, or Employee’s claim in a

Exhibit 10.28

declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company and/or its Affiliates shall be entitled to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company and/or its Affiliates in defending or seeking to enforce the provisions of this Agreement, in addition to any remedies otherwise available to it at law or equity.

9.Extension of Restrictive Periods.  The restrictive period set forth in Section 3 of this Agreement shall be tolled for a period of up to twenty-four (24) months after employment with the Company ends if Employee breaches a fiduciary duty to the Company or takes any property of the Company and/or its Affiliates, including electronic data, in violation of this Agreement or applicable law.  The restrictive periods set forth in Sections 4 and 5 hereof shall not expire and shall be tolled during any period in which Employee is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of Employee’s violations thereof.

10.Disclosure of Agreement; Disclosure of New Employment.  Employee covenants and agrees that he or she will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired.  Employee further covenants and agrees that he or she will promptly inform the Company in writing of all employment or business ventures in which Employee becomes engaged (other than employment by the Company) until all post-employment restrictions contained herein expire.

11.Confidential Information Belonging to Others.  Employee affirms he or she is not presently subject to a restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit employment with the Company.  If Employee learns or becomes aware or is advised that he or she is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Employee shall immediately notify the Company of the same.  Employee agrees that he or she shall not disclose of the Company and/or its Affiliates, use for the benefit of the Company and/or its Affiliates, or induce the Company and/or its Affiliates to use any trade secret or confidential information he or she may possess or any intellectual property belonging to any former employer or other third party.

12.Employment At-Will.  Employment with the Company is not for any specific duration or period of time. Employee is an employee at-will of the Company.  The employment relationship between Employee and the Company may be terminated by either Employee or the Company at any time, with or without cause and with or without notice.

13.Non-disparagement.  Unless otherwise permitted by law, Employee shall not make nor cause others to make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or any of its directors, officers, employees, agents or representatives or the Company’s business affairs and financial condition.

14. Modifications. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto, wherein specific reference is made to this Agreement, or as provided in Section 15 (“Severability”) below.

Exhibit 10.28

15.No Waiver. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of his or her rights under this Agreement, or by an officer or Vice President of the Company, if the Company is seeking to waive any of its rights under this Agreement.

16.Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Confidential Information and Trade Secrets, customer relationships and goodwill of the Company and/or its Affiliates.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall be deemed modified so as to render it valid and enforceable to the maximum extent possible under applicable law. The terms and provisions of this Agreement are severable, and in the event that any term or provision hereof should be held invalid or unenforceable and such term or provision or portion thereof cannot be rendered valid and enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

17.Successors and Assigns. This Agreement shall be binding upon the Company, and its Affiliates, successors and assigns, and inure to the benefit of the Company and its Affiliates, successors and assigns. The Company may assign its rights under this Agreement in connection with any sale, transfer of other disposition of all or a substantial portion of the stock or assets of the Company. This Agreement may be enforced by the Company’s Affiliates, successors and assigns.  This Agreement shall be binding upon Employee, Employee’s heirs, executors and administrators.  Employee may not assign Employee’s duties or obligations hereunder.  The obligations under this Agreement also shall survive any changes made in the future to the employment terms of Employee, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.

18.Governing Law and Choice of Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law provisions. The parties agree that any legal action or proceedings brought upon by or against them with respect to this Agreement shall be brought exclusively in Rockingham Superior Court in New Hampshire or in the U.S. District Court for the District of New Hampshire and, by execution and delivery hereof, the parties hereby irrevocably submit to each such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.

19.Miscellaneous. Employee acknowledges that Employee has had a full and reasonable opportunity to review and consider the terms of this Agreement and to consult with his own independent legal counsel before signing this Agreement.  This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. The descriptive headings herein are inserted for convenience of reference only.

Exhibit 10.28

20.Entire Agreement.  This Agreement and the attached Schedule A contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties.  Employee acknowledges that he or she has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.

(signatures on next page)

Exhibit 10.28

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Confidentiality, Non-Compete, and Assignment of Inventions Agreement as of the date set forth below.

Date:	By:

Name:

VAPOTHERM, INC.

Date:	By:

Name:

Title:

Exhibit 10.28

Schedule A

The following “Inventions,” as that term is defined in the Agreement to which this Attachment is affixed, if any, are claimed by Employee (if none, please write N/A in section below):

Signature of Employee:

Print Name of Employee:

Date:

10